Lilly Ventures Fund I, LLC
115 West Washington Street
Suite 1680-South
Indianapolis, Indiana  46204

Securities and Exchange Commission
Washington, D.C.  20549

AuthorizationRegardingReportingForms

I hereby authorize and designate the following persons to sign and file with the Commission on behalf of Lilly Ventures Fund I, LLC Forms relating to Section 16 and Schedule 13D or 13G of the Securities Exchange Act of 1934 and the rules thereunder:

    James B. Lootens, Lilly Corporate Center, Indianapolis, Indiana

    Bronwen Mantlo, Lilly Corporate Center, Indianapolis, Indiana

    Tiffany R. Benjamin, Lilly Corporate Center, Indianapolis, Indiana

    Eric M. Zinn, Lilly Corporate Center, Indianapolis, Indiana

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to the Commission.

April 14, 2016

/s/ S. Edward Torres on behalf of Lilly Ventures Fund I, LLC